Exhibit 10.3
DATED 27 October 2009
(1) COEUR D’ALENE MINES CORPORATION
as Guarantor
(2) COEUR ALASKA INC.
as Borrower
— and —
(3) CREDIT SUISSE
as Security Agent
CAPITAL EXPENDITURE AND
COST OVERRUN
GUARANTEE AND INDEMNITY

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	GUARANTEE AND INDEMNITY	3
3.	NATURE OF GUARANTEE	4
4.	REINSTATEMENT	5
5.	WAIVER OF DEFENCES	5
6.	GUARANTOR INTENT	6
7.	APPROPRIATIONS AND SUSPENSE ACCOUNT	6
8.	DEFERRAL OF GUARANTOR’S RIGHTS	7
9.	REPRESENTATIONS OF THE GUARANTOR	8
10.	SET-OFF	8
11.	PAYMENT	9
12.	STAMP DUTY	9
13.	COSTS AND EXPENSES	9
14.	DEFAULT INTEREST	9
15.	CURRENCIES	9
16.	INDEMNITY	10
17.	CHANGES TO THE PARTIES	10
18.	MISCELLANEOUS	10
19.	DISCLOSURE	11
20.	NOTICES	11
21.	COUNTERPARTS	12
22.	GOVERNING LAW	12
23.	ENFORCEMENT	12

THIS GUARANTEE AND INDEMNITY is made on	27 October 2009
BY:
(1)	COEUR D’ALENE MINES CORPORATION, a company incorporated in the State of Idaho of the United States of America whose registered office is located at 505 Front Avenue, Coeur d’Alene, ID83814, United States, as guarantor (the “Guarantor”); and

(2)	COEUR ALASKA INC., a company incorporated in the State of Delaware of the United States of America, acting through its office at 505 Front Avenue, Coeur d’Alene, ID 83814, United States (the “Borrower”);
in favour of:
(3)	CREDIT SUISSE, a banking institution incorporated under the laws of Switzerland, acting through its office at Paradeplatz 8, 8001 Zurich, Switzerland, as security agent for the Secured Parties (as defined below) (the “Security Agent”).
IT IS AGREED:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Deed:
(a)	terms defined in, or construed for the purposes of, the Term Facility Agreement (as defined below) have the same meanings when used in this Deed (unless the same are otherwise defined in this Deed); and

(b)	the following terms have the following meanings:
“Capex Liabilites” means in relation to the Construction Costs all of the obligations of the Borrower under clause 23.4 of the Term Facility Agreement;

“Cost Overrun Liabilities” means any cost incurred in the Construction Project which is (a) not specified in the Construction Expenditure Model or (b) an increase in any item or cost heading relating to the Construction Project above the amount for such item or cost as forecast in the Construction Expenditure Model;

“Default Rate” means the rate of interest determined in accordance with clause 8.3 of the Term Facility Agreement;

“Demand” means a duly executed demand notice to be served by the Security Agent on the Guarantor in the form set out in the schedule (Form of Demand);

“Guaranteed Obligations” means the Capex Liabilities and/or the Cost Overrun Liabilities;

“Party” means a party to this Deed and includes the Security Agent whether or not it is a signatory to this Deed; and

“Term Facility Agreement” means the term facility agreement dated on or about the date of this Deed and made between, among others, (1) the Borrower, (2) the financial institutions listed in schedule 1 thereto and (3) Credit Suisse in its capacities as Arranger, Security Agent, Facility Agent and Hedge Provider.
1.2	Interpretation
(a)	Unless a contrary indication appears, any reference in this Deed to:
(i)	the “Borrower", the “Guarantor” or the “Security Agent” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“this Deed", the “Term Facility Agreement”, any other “Finance Document” or any other agreement or instrument is a reference to this Deed, the Term Facility Agreement, that Finance Document or other agreement or instrument as amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time (however fundamentally and even if any of the same increases the Borrower’s obligations or provides for further advances);

(iii)	“including” or “includes” means including or includes without limitation;

(iv)	“Guaranteed Obligations” includes obligations and liabilities which would be treated as such but for the liquidation or dissolution of or similar event affecting the Borrower; (v) a provision of law is a reference to that provision as amended or re-enacted; and

(vi)	the singular includes the plural and vice versa.
(b)	References to clauses, paragraphs and schedules are to be construed, unless otherwise stated, as references to clauses, paragraphs and schedules of this Deed.

(c)	Clause headings are for ease of reference only and shall not affect the construction of this Deed.

(d)	If the Security Agent reasonably considers that an amount paid by the Guarantor under this Deed or by the Borrower under a Finance Document is likely to be avoided or otherwise set aside on the liquidation or administration of the Guarantor or the Borrower, then that amount shall not be considered to have been irrevocably paid for the purposes of this Deed.

(e)	The Parties intend that this document shall take effect as a deed notwithstanding the fact that a Party may only execute this document under hand.
1.3	Third party rights
A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.
1.4	Trust
The Security Agent shall hold the benefit of all the obligations and undertakings contained in this Deed and all its rights and claims under this Deed as trustee for the Finance Parties from time to time.

2.	GUARANTEE AND INDEMNITY

2.1	Capex Liabilities
The Guarantor irrevocably and unconditionally:
(a)	guarantees to the Security Agent the due and punctual observance and performance by the Borrower of all the Borrower’s Capex Liabilities;

(b)	undertakes with the Security Agent that whenever the Borrower does not pay or discharge the Capex Liabilities when due, the Guarantor shall immediately, as directed by the Security Agent in its absolute discretion:
(i)	pay to the Borrower such amounts as certified by the Security Agent from time to time as being required by the Borrower to enable the Borrower to meet its Capex Liabilities;

(ii)	pay direct to an Approved Contractor or any other person to whom Construction Costs are payable (being the person who is owed monies by the Borrower) specified in writing by the Security Agent such amounts as certified by the Security Agent from time to time as being required by the Borrower to enable the Borrower to meet its Capex Liabilities; or

(iii)	pay to the Security Agent such amounts as certified by the Security Agent from time to time as being required to reimburse the Security Agent for any sums it has paid to the Borrower, Approved Contractor or any other person to whom Construction Costs are payable, in respect of the Borrower’s Capex Liabilities, in each case promptly upon receipt by the Guarantor of a Demand (and in any event not later than four Business Days from receipt of such Demand) in the amount specified in such Demand.
2.2	Cost Overrun Liabilities
(a)	The Guarantor irrevocably and unconditionally guarantees to the Security Agent the due and punctual observance and performance by the Borrower of all the Borrower’s Cost Overrun Liabilities.

(b)	The Guarantor irrevocably and unconditionally undertakes to the Security Agent that it will on demand do any of the following as directed by the Security Agent in its absolute discretion:
(i)	pay to the Borrower such amounts as certified by the Security Agent from time to time as being required to meet any Cost Overrun Liabilities; or

(ii)	pay direct to an Approved Contractor or any other person to whom Construction Costs are payable (being the person who is owed monies by the Borrower) specified in writing by the Security Agent such amounts as certified by the Security Agent from time to time as being required to meet any Cost Overrun Liabilities; or

(iii)	pay to the Security Agent such amounts as certified by the Security Agent from time to time as being required for the Security Agent to meet any Cost Overrun Liabilities (or to reimburse the Security Agent for any sums it has paid to the Borrower, Approved Contractor or any other person to whom Construction Costs are payable, to meet any Cost Overrun Liabilities), in each case promptly upon receipt by the Guarantor of a Demand (and in any event not later than four Business Days from receipt of such Demand) in the amount specified in such Demand.
(c)	The Borrower covenants with the Security Agent that forthwith upon becoming aware of the occurrence of a Cost Overrun Liability, or the likely occurrence of a Cost Overrun Liability, it will notify the Security Agent in writing giving details of the amount of such Cost Overrun Liability, the reasons why such Cost Overrun Liability has arisen and any other information which the Security Agent may request in relation to it and will confirm in writing whether it has paid or caused to be paid such Cost Overrun Liability.

(d)	Each of the Borrower and the Guarantor irrevocably and unconditionally agree with the Security Agent that where any Cost Overrun Liability has arisen and is outstanding the Guarantor will pay such Cost Overrun Liability in accordance with the direction of the Security Agent in accordance with clause 2.2(a).
2.3	Limitation on liability
(a)	The total amount recoverable under clause 2.1 (Capex Liabilities) shall not exceed the sum of US$65,700,000 together with any amounts payable by the Guarantor pursuant to clause 14 (Costs and expenses) of this Deed and/or clause 15 (Default interest) of this Deed.

(b)	The total amount recoverable under clause 2.2 (Cost Overrun Liabilities) shall not exceed the sum of US$5,000,000 together with any amounts payable by the Guarantor pursuant to clause 14 (Costs and expenses) of this Deed and/or clause 15 (Default interest) of this Deed.
2.4	Indemnity
The Guarantor irrevocably and unconditionally agrees with the Security Agent that if, for any reason, any amount claimed by the Security Agent under this Deed is not recoverable on the basis of a guarantee, it will be liable as a principal debtor and primary obligor to indemnify the Security Agent against any cost, loss or liability it incurs as a result of the Borrower not paying any amount payable by it in respect of it’s Capex Liabilities or Cost Overrun Liabilities. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Deed if the amount claimed had been recoverable on the basis of a guarantee.
3.	NATURE OF GUARANTEE

3.1	Continuing guarantee
This Deed is a continuing guarantee and will extend to the ultimate balance of all the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.

3.2	Additional and separate guarantee
This Deed is in addition to, and without prejudice to and shall not merge with, any other right, remedy, guarantee or Security which the Security Agent may at any time hold for any of the Guaranteed Obligations.

3.3	Immediate recourse

The Guarantor waives any right it may have of first requiring the Security Agent (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Deed. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

3.4	No discharge

If the Security Agent releases or discharges any guarantor from any other guarantee of the Guaranteed Obligations (or part of them), or accepts any composition from or makes any arrangements with any of them, it shall not, as a result, release or discharge any other party from this Deed or any other guarantee.

4.	REINSTATEMENT

If any discharge, release or arrangement (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is made by the Security Agent in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Deed will continue or be reinstated as if the discharge, release or arrangement had not occurred.

5.	WAIVER OF DEFENCES

The obligations of the Guarantor un der this Deed will not be affected by an act, omission, matter or thing which, but for this Deed, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or the Security Agent) including:
(a)	any time, waiver or consent granted to, or composition with, the Borrower or any other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower, any other surety or any other person, or any non-presentation or non-observance of any formality or other requirement in respect of any instrument, or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower, the Guarantor, the Security Agent or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise), restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.
6.	GUARANTOR INTENT

Without prejudice to the generality of clause 5 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any Finance Document and/or any facility or amount made available under any Finance Document for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variations or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

7.	APPROPRIATIONS AND SUSPENSE ACCOUNT

7.1	Right of appropriation
(a)	All monies received or recovered by the Security Agent from the Guarantor or the Borrower or any other person in respect of the Guaranteed Obligations may be applied by the Security Agent to reduce any part of the Guaranteed Obligations or as it sees fit or in accordance with clause 7.2 (Application and suspense account).

(b)	Any such appropriation shall override any appropriation by the Borrower or Guarantor.
7.2	Application and suspense account

Until all the amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Security Agent (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other monies, security or rights held or received by it (or any trustee or agent on its behalf) in respect of the Guaranteed Obligations or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any monies received from the Guarantor or on account of the Guarantor’s liabilities under this Deed.

8.	DEFERRAL OF GUARANTOR’S RIGHTS

8.1	Deferral of rights

Until and unless the Security Agent otherwise directs, the Guarantor shall not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Deed:
(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Security Agent under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Security Agent;

(d)	to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 2 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against the Borrower; and/or

(f)	to claim or prove as a creditor of the Borrower in competition with the Security Agent.
If the Guarantor receives any benefit, payment or distribution in relation to such rights or any security as a result of any breach of clause 8.2 (No security) it shall:
(i)	hold that benefit, payment, security or distribution, to the extent necessary to enable all the Guaranteed Obligations to be repaid in full on trust for the Security Agent; and

(ii)	promptly pay or transfer the same to the Security Agent or as the Security Agent may direct for application in or towards discharge of the Guaranteed Obligations.
8.2	No security

Until all the amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, and unless the Security Agent otherwise directs, the Guarantor shall not have or take from the Borrower or any other surety for any Guaranteed Obligation any security in respect of its liability under this Deed or in respect of any other obligation or liability which the Borrower has or may in future have to the Guarantor.

8.3	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Security Agent.

8.4	Trust and obligation to deliver

The Guarantor shall hold on trust for the Security Agent any monies or other assets received or recovered by the Guarantor and any security taken from the Borrower or any other person in pursuance of, or in breach of, this clause 8 as security for the Guarantor’s liability under this Deed, and, upon request by the Security Agent, the Guarantor shall immediately deposit such security with the Security Agent (or as it may direct) or pay or transfer such monies or assets to the Security Agent for application in or towards the discharge of the Guaranteed Obligations.

9.	REPRESENTATIONS OF THE GUARANTOR

9.1	Facility Guarantee

The Guarantor makes the representations and warranties set out in clause 9 of the Facility Guarantee to the Security Agent, as if those representations and warranties were set out in full (mutatis mutandis) in this Deed.

9.2	Repetition

The representations and warranties set out in clause 9 of the Facility Guarantee and incorporated into this Deed pursuant to clause 9.1 (Facility Guarantee) above are also deemed to be made by the Guarantor by reference to the facts and circumstances then existing on each date on which any representation or warranty is made or deemed to be made by the Borrower pursuant to the Term Facility Agreement.

10.	RELEASE AND TERMINATION

Upon the full and final payment of the Secured Obligations (subject to clause 1.2(d)):
(a)	any guarantee, undertaking, indemnity or any other obligation pursuant to clause 2 (Guarantee and Indemnity) shall terminate; and

(b)	the Guarantor shall be unconditionally and irrevocably released from all its obligations under this Deed.
11.	SET-OFF
(a)	The Security Agent may (but shall not be obliged to) set off any obligation which is due and payable by either the Borrower or the Guarantor and unpaid (whether under the Finance Documents or which has been assigned to the Security Agent by either the Borrower or the Guarantor) against any obligation (whether or not matured) owed by the Security Agent to such Borrower or Guarantor, regardless of the place of payment, booking branch or currency of either obligation.

(b)	At any time after an Event of Default has occurred and is continuing (and in addition to its rights under this clause 10), the Security Agent may (but shall not be obliged to) set-off any contingent liability owed by either the Security Agent under any Finance Document against any obligation (whether or not matured) owed by the Security Agent to such Borrower or Guarantor, regardless of the place of payment, booking branch or currency of either obligation.

(c)	If the obligations are in different currencies, the Security Agent may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(d)	If either obligation is unliquidated or unascertained, the Security Agent may set off in an amount estimated by it in good faith to be the amount of that obligation.

12.	PAYMENT

12.1	Payments

Subject to clause 12.2 (Gross-up), all payments to be made by the Guarantor under this Deed shall be made without (and free and clear of, and without any deduction for or on account of) any set-off or counterclaim, or (except to the extent compelled by law) any deduction or withholding for or on account of tax.

12.2	Gross-up

If the Guarantor is compelled by law to make any deduction or withholding from any sum payable under this Deed, the sum so payable by the Guarantor shall be increased so as to result in the receipt by the Security Agent of a net amount equal to the full amount expressed to be payable under this Deed.

13.	STAMP DUTY

The Guarantor shall pay and shall indemnify the Security Agent on demand against any cost, loss or liability the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Deed.

14.	COSTS AND EXPENSES

14.1	Transaction and amendment expenses

The Guarantor shall promptly on demand pay to the Security Agent the amount of all reasonable costs, charges and expenses (including, without limitation, reasonable legal fees, valuation, accountancy and consultancy fees (and any VAT or similar Tax thereon)) incurred by the Security Agent in connection with any actual or proposed amendment or extension of, or any waiver or consent under, this Deed.

14.2	Enforcement and preservation costs

The Guarantor shall promptly on demand pay to the Security Agent the amount of all costs, charges and expenses (including, (without limitation) legal fees (and any VAT or similar Tax thereon)) incurred in connection with the enforcement, exercise or preservation (or the attempted enforcement, exercise or preservation) of any of their respective rights under this Deed.

15.	DEFAULT INTEREST

Any amount which is not paid under this Deed when due shall bear interest (both before and after judgment and payable on demand) from the due date until the date on which such amount is unconditionally and irrevocably paid and discharged in full on a daily basis at the Default Rate from time to time. Interest payable at the Default Rate will accrue from day to day and will be compounded at such intervals as the Security Agent considers appropriate.

16.	CURRENCIES

16.1	Currency of account

Payments under this Deed in relation to the Guaranteed Obligations shall be made in the Base Currency, and each payment in respect of costs, expenses or Taxes under this Deed shall be made in the currency in which the costs, expenses or Taxes are incurred.

16.2	Currency indemnity

If any sum due from the Guarantor under this Deed (a “Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency") in which that Sum is payable into another currency (the “Second Currency") for the purpose of:
(a)	making or filing a claim or proof against the Guarantor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Guarantor shall, as an independent obligation, indemnify the Security Agent on demand against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Security Agent at the time of its receipt of that Sum.

16.3	Waiver

The Guarantor waives any right it may have in any jurisdiction to pay any amount under this Deed in a currency or currency unit other than that in which it is expressed to be payable.

17.	INDEMNITY

The Guarantor shall indemnify the Security Agent promptly on demand, against any cost, loss, liability or expense (however arising) incurred by the Security Agent as a result of or in connection with any breach by the Guarantor of any of its obligations under this Deed.

18.	CHANGES TO THE PARTIES

18.1	The Guarantor

The Guarantor may not assign or transfer any of its rights or obligations under this Deed.

18.2	The Security Agent

The Security Agent may assign or transfer all or any part of its rights under this Deed in accordance with the Term Facility Agreement. The Guarantor shall, immediately upon being requested to do so by the Security Agent and at the cost of the Guarantor, enter into such documents as may be necessary or desirable to effect such transfer.

19.	MISCELLANEOUS

19.1	Accounts

In any litigation proceedings arising out of or in connection with this Deed, the entries made in the accounts maintained by the Security Agent are prima facie evidence of the matters to which they relate.

19.2	Calculations and certificates

Any certification or determination by the Security Agent of a rate or amount under this Deed or the Term Facility Agreement (including details of any relevant calculation thereof) shall, in the absence of manifest error, be conclusive evidence of the matters to which it relates and shall be binding on the Guarantor.

19.3	Partial invalidity

All the provisions of this Deed are severable and distinct from one another and if at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

19.4	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Security Agent, any right or remedy under this Deed or any Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

19.5	Amendments and waivers

Any provision of this Deed may be amended only if the Security Agent and the Guarantor so agree in writing. Any breach of this Deed may be waived before or after it occurs only if the Security Agent so agrees in writing. A waiver given or consent granted by the Security Agent under this Deed will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

20.	DISCLOSURE

The Security Agent may disclose to a prospective assignee or transferee or to any other person who may propose entering into contractual relations with the Security Agent in relation to the Term Facility Agreement such information about the Guarantor in relation to this Deed as the Security Agent may consider appropriate.

21.	NOTICES

21.1	Communication in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter.

21.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed are those identified with its name in the execution pages of this Deed, or any substitute address, fax number or department or officer as the Guarantor, Borrower or the Security Agent may notify to the other Party by not less than five Business Days’ notice.

21.3	Delivery
(a)	Subject to clause 21.3(b), any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 21.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Security Agent will be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer specified in clause 21.2 (Addresses) (or any substitute department or officer as the Security Agent shall specify for this purpose).
22.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures (and seals, if any) on the counterparts were on a single copy of this Deed.

23.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

24.	ENFORCEMENT

24.1	Jurisdiction
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a “Dispute").

(b)	Each of the Guarantor and the Borrower agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c)	This clause 24 is for the benefit of the Security Agent only. As a result, the Security Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Agent may take concurrent proceedings in any number of jurisdictions.
24.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each of the Guarantor and the Borrower:
(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(b)	agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

IN WITNESS of which this Deed has been duly executed by each of the Guarantor and the Borrower as a deed and duly executed by the Security Agent and has been delivered on the first date specified on page 1 of this Deed.

SCHEDULE
Form of Demand

To:	Coeur d’Alene Mines Corporation

Attention:	◆

Date:	◆
DEMAND UNDER THE CAPITAL EXPENDITURE AND COST OVERRUN GUARANTEE AND INDEMNITY
We refer to the Capital Expenditure and Cost Overrun Guarantee and Indemnity granted by Coeur d’Alene Mines Corporation as guarantor in favour of Credit Suisse as security agent (the “Security Agent”) and dated [◆] 2009 (the “Guarantee”).
Unless otherwise indicated, all terms used in this letter have the meaning given to them in the Guarantee.
1.	The Borrower has failed to meet its [Capex Liabilities][Cost Overrun Liabilities] and the Security Agent is entitled to demand payment from the Guarantor in respect of those [Capex Liabilities][Cost Overrun Liabilities] pursuant to [clause 2.1 (Capex Liabilities)] or [2.2 (Cost Overrun Liabilities)] of the Guarantee.

2.	The Security Agent certifies that the total amount payable in respect of the [Capex Liabilities][Cost Overrun Liabilities] is US$◆ ([insert amount in words] US dollars).

3.	Pursuant to the Guarantee, the Security Agent hereby requires the Guarantor to pay to [the Borrower][the Security Agent][insert name of Approved Contractor or any other person to whom Construction Costs are payable] US$◆ ([insert amount in words] US dollars) directly to account number [◆] designated [“◆”] in respect of such [Capex Liabilities][Cost Overrun Liabilities].
This notice shall be governed by and construed in accordance with English law.

For and on behalf of CREDIT SUISSE
By:
Name:
Title:

EXECUTION PAGES

THE GUARANTOR

EXECUTED as a deed by:	)
COEUR D’ALENE MINES	)
CORPORATION	)

Acting by:	/s/ Mitchell J. Krebs

Name:	Mitchell J. Krebs

Title:	Chief Financial Officer

Address:	505 Front Avenue, PO Box 1
Coeur d’Alene, ID 83816-0316
United States

Attention:	The General Manager

Telephone:	+1 208 667 3511

Fax:	+1 208 667 2213

Email:	KKast@coeur.com / MKrebs@coeur.com

Copy to:	505 Front Avenue, PO Box 1
Coeur d’Alene, ID 83816-0316
United States

Attn: Mitchell J. Krebs

+1 208 769 8152 (telephone)

+1 208 667 2213 (fax)

MKrebs@coeur.com (email)

THE BORROWER

EXECUTED as a deed by:	)
COEUR ALASKA INC.	)
)

Acting by:	/s/ Mitchell J. Krebs

Name:	Mitchell J. Krebs

Title:	Chief Financial Officer

Address:	3031 Clinton Drive, Suite 202
Juneau, AK 99801
United States

Attention:	The General Manager

Telephone:	+1 208 667-3511

Fax:	+1 208 667-2213

Email:	KKast@coeur.com

With a copy to:	505 Front Avenue, PO Box 1
Coeur d’Alene, ID 83816-0316
United States

Attention:	Mitchell J. Krebs

Telephone:	+1 208 769 8152

Fax:	+1 208 667 2213

Email:	MKrebs@coeur.com

THE SECURITY TRUSTEE

EXECUTED by:	)
CREDIT SUISSE	)

Acting by:	/s/ C. D. Hunter

Name:	C.D. Hunter

Title:	Director

/s/ Flavia R. Sennhanser

Name:	Flavia R. Sennhanser

Title:	Vice President

Address:	Giesshuebelstrasse 30, 8070 Zurich
Switzerland

Attention:	Flavia Sennhauser / Erik Boehmer

Telephone:	+41 44 334 68 43 / +41 44 333 21 39

Fax:	+41 44 333 21 04

Email:	flavia.r.sennhauser@credit-suisse.com / erik.boehmer@credit-suisse.com